Exhibit 10.45

3000 John Deere Road, Toano, VA 23168 Phone: (757) 259-4280.• Fax (757) 259-7293 www.lumberliquidators.com

August 8, 2016

VIA EMAIL (______________)

Mr. Christopher Thomsen

_________________

_________________

Re:      Offer Letter

Dear Christopher:

On behalf of John Presley, this letter confirms  our offer of employment  to you with Lumber Liquidators Holdings, Inc. or one of its subsidiaries (individually and collectively, as applicable, "Lumber Liquidators" or the "Company").  The details of our offer are as follows:

•	Title: SVP, Chief Information Officer
•	Location: Toano, Virginia
•	Reports to: Chief Executive Officer
•	Start Date: August 22, 2016 (unless mutually changed and finalized between you and the Company)
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Annual Base Salary:   $300,000.  Lumber Liquidators currently processes payroll on a weekly basis.   This schedule is subject to change.   Lumber Liquidators strongly encourages employees to receive their pay via direct deposit.   You will receive more information about direct deposit during your orientation.

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Sign-Bonus:    You will be paid a one-time sign on bonus in the amount of $98,000 (gross before taxes and applicable withholdings), provided you start your employment at Lumber Liquidators prior to September 1, 2016.  This amount will be payable to you within thirty (30) days of your actual start date.    In the event you resign or are terminated for cause from Lumber Liquidators prior to completing your first year of employment, full re-payment of this sign-on bonus will be due to Lumber Liquidators.

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Incentive   Plan:    You will be eligible to participate in the Annual Bonus Plan for Executive Management (the "Bonus Plan").  Your 100% target payout under the Bonus Plan will be equal to 40% of your annual base salary, with the opportunity to earn a maximum of 175%  of your target payout based on Lumber Liquidators'  performance against certain financial objectives.  In 2016, any earned bonus payout will be pro-rated based on your date of hire in 2016.   Notwithstanding the foregoing, the awarding (or decision not to award) a payment under the Bonus Plan and the amount thereof, is a decision left to the sole discretion of Lumber Liquidators.   Further, the Bonus Plan is subject to amendment, modification and/or termination by Lumber Liquidators in its sole and absolute discretion.    To the extent there is any conflict between this Offer Letter and the language of the Bonus Plan, the Bonus Plan shall control.

•	Equity: Lumber Liquidators will recommend to the Compensation Committee of its

Board of Directors that you receive an award of equity with a total cumulative value of

$250,000.  The Company will recommend that 50% of such award be options and 50% be restricted stock.   The valuation of the options will be made using the Black-Scholes• Merton method as of the date of award and the valuation of the restricted stock will be made using the fair market value of the shares on the grant date.   If approved by the Compensation Committee, any award will be granted under, subject to and governed by the   Lumber Liquidators   Holdings,   LLC.   Amended   and   Restated   2011   Equity Compensation Plan, and shall be evidenced by a grant agreement.  The agreement will specify,  among  other  things,  the  vesting  schedule,  consequences  of termination  of employment  and other applicable  terms and conditions.  The vesting schedule of the options will be as follows:   beginning on the first anniversary of the grant date, 25% of the grant will vest on anniversary of the grant date for a period of four (4) years. While it  is  expected  that  the  Compensation  Committee  will  next  award  equity  three  (3) business days after the Company publicly announces its financial results for Q4-2016, the timing and amount of any such award to you is subject to your actual start date of employment  and to the absolute discretion  of the Compensation Committee  and the Board of Directors.  You will not be eligible to receive an annual equity award in 2018 or 2019.   The issuance of any annual equity grants in 2020 or thereafter will be made at the sole discretion of the Compensation  Committee  and the Board of Directors  only after consideration  of a recommendation  by the Company  and other relevant  factors including, but not limited to, a review of your performance to date and the Company's financial  results.     As  an  employee,  you  will  be  subject  to  the expectations  and restrictions of Lumber Liquidators' Insider Trading Policy, a copy of which is provided at the time of hire and is available upon request to Human Resources.

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Relocation Expense Reimbursement:  This position is based in the corporate office in Toano, VA.  Financial support will be provided to cover reasonable relocation expenses from Hoover, AL to the Toano/Richmond/Hampton Roads, VA area.   You will be provided with up to $70,000 (relocation  expenses that are not tax deductible will be grossed up at 35%) in relocation expense reimbursement provided you sign and return to us the attached Relocation  Expense Agreement.   Please also refer to the attached Corporate Relocation Policy.

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Severance Benefit:  If your employment with Lumber Liquidators is terminated by the Company without  "Cause" (as defined  in the applicable  agreement)  within  eighteen (18) months of your actual hire date and provided you have executed (i) a severance benefit  agreement propounded  by and acceptable to the Company within  30 days of your  actual  hire  date,  and  (ii) a  General  Release  and  Waiver  as provided  in  such agreement,  the Company will pay you severance in the form of salary continuation in the amount  equivalent  to your base  salary in effect as of your termination  date  for twenty-six (26) weeks, subject to standard payroll deductions and withholdings.

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Performance Review and Merit Increase:    Your performance will be reviewed periodically with you by your supervisor, but no less than annually.  Merit increases are discretionary based on performance and business considerations.

•	Benefits Eligibility: You will be eligible to participate in benefit plans offered through Lumber Liquidators per the terms and conditions of those plans.
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Paid Time Off (PTO):  Per the terms and conditions of the Lumber Liquidators Paid Time Off (PTO) Policy, located on Lumber Liquidators intranet, you will accrue hours of PTO based on weeks worked, up to a maximum of 160 hours in your first year of employment.   You will continue to accrue hours of PTO based on weeks worked, at this level until you reach the next milestone.

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Holidays:    Lumber Liquidators observes six scheduled holidays each year.    Those holidays currently are New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The holiday schedule is established in advance of each year and is subject to change.

This offer of employment is contingent on (1)  satisfactory results of a drug screening test, (2) executive background verification, (3) your executing the Confidentiality, Non-Solicitation  and Non-Competition  Agreement, and (4) your ability to show that you are eligible to work in the United States.

On your first day of employment, you will be required to provide your social security card for payroll  purposes,  and proof of identity  and  employment  eligibility  in  order  to  complete  an Employment  Eligibility  Verification  (l-9)  form.   A list of acceptable documents is enclosed. Please note that, if you do not have one document from List A, you must bring one document from List B and one document from List C.

Please  ensure  that  you  bring  the  proper  documentation   with  you  on  your  first  day  of employment.   Your subsequent failure to provide the necessary documentation as required by federal law may result in the termination of your employment. Please note that your name for payroll purposes must match exactly with your social security records.  To expedite the orientation process, please complete the attached forms and bring these with you on your first day.

Please acknowledge your acceptance of this offer by signing and returning a copy of this letter and the Incorporated Documents, all in their entirety, to me no later than August 10, 2016 via email at __________ or confidential fax to _________.  By signing this offer, you are, among other things, representing to Lumber Liquidators that there are no legal or equitable agreements or restrictions that would prevent, limit, impair or otherwise compromise your ability to comply with the terms of this offer and perform on behalf of Lumber Liquidators. The Lumber Liquidators' mailing address is 3000 John Deere Road, Toano, Virginia  23168.

Please note that your employment with Lumber Liquidators is at-will and neither this document nor any other oral or written representations may be considered a contract of employment for any specific length of time. You retain the option, as does Lumber Liquidators, of ending your employment with Lumber Liquidators at any time, with or without notice and with or without cause.

If you have questions regarding any of the above, please feel free to contact me by telephone at

____________ (office) or _________________ (mobile), or by email.

We look forward to you joining the Lumber Liquidators team and working with you to further our success.

Sincerely,
/s/ Sandra C. Whitehouse
Sandra C. Whitehouse
SVP, Chief Human Resources Officer

ACKNOWLEDGEMENT and AGREEMENT:  As indicated by my signature below on this letter, I acknowledge its receipt and my understanding and acceptance of its contents.   I agree that should I terminate employment with Lumber Liquidators or if my employment is terminated for cause, any monies owed for reimbursement of expenses or other sums under this offer letter will be deducted from my final paychecks.

Signature:	/s/ Christopher Thomsen	Date:	8/8/16
Christopher Thomsen

cc: John Presley, CEO

Attachments:	Confidentiality, Non-Solicitation and Non-Competition Agreement
Annual Bonus Plan for Executive Management
Severance Benefit Agreement
Relocation Policy
Relocation Expense Agreement

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